UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549



                             FORM 8-K



                          CURRENT REPORT



    Pursuant to Section 13 or 15 (d) of the Securities Exchange
                            Act of 1934



 Date of Report (Date of earliest event reported) October 31, 1997


                      INGERSOLL-RAND COMPANY
      (Exact name of registrant as specified in its charter)


    New Jersey                1-985                    13-5156640
(State of incorporation) (Commission             (I.R.S. Employer
                         File Number)              Identification
                                                             No.)



    Woodcliff Lake, New Jersey                            07675
(Address of principal executive offices)               (Zip Code)




 Registrant's telephone number, including area code (201) 573-0123



                      INGERSOLL-RAND COMPANY


Item 2.        ACQUISITION OR DISPOSITION OF ASSETS

            On October 31, 1997, Ingersoll-Rand Company (the company), purchased all of the outstanding shares of capital stock of Thermo King Corporation (Thermo King) together with other equity interests and assets related to Thermo King, from Westinghouse Electric Corporation, for an aggregate purchase price of approximately $2.56 billion. Thermo King designs, manufactures and distributes transport temperature control systems and service parts for a variety of mobile applications, including trailers, truck bodies, sea-going containers, buses and light rail cars.

            Thermo King is headquartered in Minneapolis, Minnesota and has six manufacturing/assembly facilities in North America, and international facilities located in Ireland, Brazil, Germany, the Czech Republic, Denmark and, through majority-owned joint ventures, in Spain and China.
          Thermo King employs more than 4,700 people and distributes its products through a world-wide network of more than 850 dealers.

            The initial funds used to consummate the acquisition were obtained from the issuance of commercial paper and the use of approximately $100 million of available cash. Over the next few months, the company expects to reduce the outstanding commercial paper with the proceeds from the issuance of approximately $1.6 billion of medium-term debt (with maturities ranging from three to ten years) and $600 million of company obligated mandatorily redeemable preference securities of a subsidiary holding solely debentures of the company (an equity-linked security).



Item 7.        FINANCIAL STATEMENTS AND EXHIBITS

          The following financial statements and pro forma information are hereby filed as part of this report:

      1.) Audited Combined Balance Sheets of Thermo King at
          December 31, 1996 and 1995 and the audited Combined
          Statements of Income and Cash Flows for the years ended
          December 31, 1996, 1995 and 1994.

      2.) An introduction to the pro forma financial statements is attached.

      3.) A pro forma balance sheet at December 31, 1996, which combines the balance sheet of the company and the balance sheet of Thermo King, along with a description of all pro forma adjustments.

      4.) A pro forma income statement which combines the results of the company and the results of Thermo King, for the year ended December 31, 1996, along with a description of all pro forma adjustments.

      5.) A pro forma balance sheet at June 30, 1997, which combines the balance sheet of the company and the balance sheet of Thermo King, along with a description of all pro forma adjustments.

      6.) A pro forma income statement which combines the results of the company and the results of Thermo King, for the six months ended June 30, 1997, along with a description of all pro forma adjustments.

      7.) Pro forma computations of ratios of earnings to fixed charges for the year ended December 31, 1996 and for the six months ended June 30, 1997.

EXHIBITS
          See attached Exhibit Index.







                           THERMO KING
          (a Unit of Westinghouse Electric Corporation)

                      Financial Statements

                December 31, 1996, 1995, and 1994



                   Independent Auditors' Report



To the Board of Directors of
Westinghouse Electric Corporation:


We have audited the accompanying combined balance sheets of Thermo King (a unit of Westinghouse Electric Corporation) as of December 31, 1996 and 1995, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of certain combined entities, which statements reflect total assets constituting 57% in 1995 and total revenues constituting 59% and 54% in 1995 and 1994, respectively, of the related combined totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Thermo King as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


Minneapolis, Minnesota
January 29, 1997                  /S/ KPMG Peat Marwick LLP



                            THERMO KING
                     Combined Statements of Income
           Years ended December 31, 1996, 1995, and 1994
                          (in thousands)

                                  1996         1995         1994
Revenues                      $995,536    1,039,425      851,275
Cost of goods sold (note 3)   (705,542)    (769,462)    (635,182)
Restructuring (note 14)         (5,587)           0            0
Marketing, administrative,
  and general
  expenses (note 3)           (102,066)     (90,135)     (75,753)
Operating profit               182,341      179,828      140,340
Other expenses, net               (920)      (2,018)        (975)
Interest expense                (1,343)      (2,335)      (1,822)

  Income before income taxes
    and minority interest in
    income of consolidated
    subsidiaries               180,078      175,475      137,543

Income tax expense (note 5)    (37,419)     (35,589)     (24,227)
Minority interest in (income)
  loss of consolidated
  subsidiaries                  (1,829)        (921)          88

Net income                    $140,830      138,965      113,404


The notes to the financial statements are an integral part of these financial statements.

                                THERMO KING
                            Combined Balance Sheets
                        December 31, 1996 and 1995
                              (in thousands)

            Assets                            1996         1995
Cash and cash equivalents(note 2)        $   3,297        6,001
Customer receivables, net of
  allowances of $1,440 in 1996
  and $1,244 in 1995                       134,274      132,598
Inventories (note 6)                       118,177      126,821
Deferred income taxes (note 5)               7,556        6,142
Prepaid and other current assets            14,297        7,609
                                           277,601      279,171
Plant and equipment, net (note 7)           97,867       88,056
Intangibles and other
  noncurrent assets (note 8)                32,253       27,516
    Total assets                          $407,721      394,743

    Liabilities and Invested  Equity
Accounts payable                            70,558       68,538
Short-term debt (note 9)                     6,458       12,056
Current maturities of long-term debt           226          391
Progress payments from customers             2,599        3,398
Other current liabilities (note 10)         89,390       87,845
    Total current liabilities              169,231      172,228

Long-term debt                               1,937          195
Employee benefit
  obligations (notes 4 and 10)              53,701       76,718
Other noncurrent liabilities                 2,349        2,371
    Total liabilities                      227,218      251,512

Commitments and contingencies (note 12)
Minority interest in equity
  of consolidated subsidiaries               2,983        1,917
Invested equity: (note 11)
  Minimum pension liability
    adjustment (note 4)                    (13,736)     (30,286)
  Cumulative foreign currency
    translation adjustments                 14,153        5,140
  Invested equity                          177,103      166,460
    Total invested equity                  177,520      141,314
Total liabilities and invested equity     $407,721      394,743

The notes to the financial statements are an integral part of these financial statements.

                              THERMO KING
                   Combined Statements of Cash Flows
             Years ended December 31, 1996, 1995, and 1994
                            (in thousands)
                                            1996         1995       1994
Cash flows from operating activities:
 Net income                             $140,830      138,965    113,404
 Adjustments to reconcile net income
   to net cash provided by
   operating activities:
   Depreciation and amortization          13,251       13,190     12,813
   Noncash restructuring charges           1,331            0          0
 Changes in assets and liabilities,
   net of effects of acquisitions
   of businesses:
     Customer receivables                  4,457       (8,875)   (19,875)
     Inventories                          22,131      (13,049)   (28,366)
     Accounts payable                     (3,207)       9,675     20,326
     Product warranty                     (3,318)       8,028     14,455
     Pension liability                     1,644       (2,790)     2,804
     Deferred income taxes                (1,057)       4,861     (4,040)
      Other assets and liabilities        (3,938)      10,723        865
       Cash provided by operating
           activities                    172,124      160,728    112,386

Cash flows from investing activities:
 Business acquisitions                   (15,115)           0          0
  Capital expenditures                   (19,835)     (22,585)   (18,686)
        Cash used by investing
           activities                    (34,950)     (22,585)   (18,686)

Cash flows from financing activities:
 Net (reduction) increase in
   short-term debt                        (5,598)      (1,041)     3,538
 Repayments of long-term debt             (4,093)        (369)    (1,005)
 Disbursements to parent company, net
    of direct charges and allocations   (130,187)    (136,371)   (90,839)
        Cash used by financing
           activities                   (139,878)    (137,781)   (88,306)

        (Decrease) increase in cash
           and cash equivalents           (2,704)         362      5,394
Cash and cash equivalents at
   beginning of year                       6,001        5,639        245

Cash and cash equivalents at
   end of year                         $   3,297        6,001      5,639
Supplemental disclosure of cash flow information:
  Interest paid                        $   1,275        2,454      1,753

The notes to the financial statements are an integral part of these financial statements.

                              THERMO KING

                   Notes to the Financial Statements

                   December 31, 1996, 1995, and 1994


(1)   Description of Business

       Thermo King (the Company), a unit of Westinghouse Electric Corporation (Westinghouse), designs, manufactures, and distributes a broad line of transport temperature control equipment, including units and associated service parts for trucks, trailers, seagoing containers, buses and rail cars.

       The Company serves its customers through 14 manufacturing operations and a network of approximately 400 full sales and service dealers throughout the world, as well as more than 400 authorized service locations. International manufacturing facilities are located in Ireland, Brazil, Germany, the Czech Republic, Denmark and, through majority-owned joint ventures, in Spain and the People's Republic of China. In 1996, approximately 46% of the Company's revenue was generated from sales in North America and approximately 54% internationally (including exports).

(2)  Summary Of Significant Accounting Policies

     Basis of Presentation

       The combined financial statements of the Company include the accounts of Thermo King Corporation (an indirect wholly owned subsidiary of Westinghouse) and certain other Westinghouse affiliates. During the fourth quarter of 1996, the Company acquired Sabroe Reefer Cool, a Danish manufacturer of container refrigeration units for $11 million and the assumption of debt, and Thermal, a German manufacturer of air conditioning units for buses for $4 million. Both of these acquisitions were accounted for under the purchase method of accounting and the results of their operations have been included in the Company's results of operations since their acquisition.

       Unless otherwise indicated, all dollar amounts in these financial statements are presented in thousands. All material intercompany accounts and transactions have been eliminated in combination.

     Revenue Recognition

       Sales are recognized primarily as products are shipped and services are rendered.

     Amortization of Intangible Assets

       Goodwill and other acquired intangible assets are amortized using the straight-line method over their estimated lives but not in excess of 40 years for assets acquired prior to January 1, 1994, and not in excess of 15 years for assets acquired after December 31, 1993.

     Income Taxes

       Historically, the results of the Company's domestic operations have been included in the consolidated United States income tax return of Westinghouse. The results of the Company's foreign operations have been reported in their respective taxing jurisdiction along with the operations of other Westinghouse affiliates. The income tax-related information in these financial statements is presented as if the Company had not been eligible to be included in the consolidated tax returns of Westinghouse or other affiliates (i.e. the Company on a stand-alone basis). The recognition and measurement of income tax expense and deferred income taxes requires certain assumptions, allocations and significant estimates, which management believes are reasonable to measure the tax consequences as if the Company were a stand-alone taxpayer. The Company's income tax expense is determined in accordance with the asset and liability method of accounting for income taxes.

       For purposes of these financial statements, any current income tax liabilities are considered to have been paid by Westinghouse and are recorded through the invested equity account with Westinghouse.

     Cash and Cash Equivalents

       The Company considers all investment securities with a maturity of three months or less when acquired to be cash equivalents. All cash and temporary investments are placed with high credit quality financial institutions, and the amount of credit exposure to any one financial institution is limited.

     Inventories

       Inventories are stated at the lower of cost, which approximates actual cost on a first-in, first-out (FIFO) basis, or market, measured in the aggregate. The elements of cost included in inventories are direct labor, direct material, and certain overheads including factory depreciation.

     Plant and Equipment

       Plant and equipment assets are recorded at cost and depreciated over their estimated useful lives. Depreciation is generally computed on the straight-line method based on useful lives of 27.5 to 60 years for buildings, 20 years for land improvements, 3 to 10 years for office equipment, and 3 to 12 years for machinery and transportation equipment. Leasehold improvements are amortized over the terms of the respective leases. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred.

     Foreign Exchange

       A substantial portion of the Company's international sales are denominated in foreign currencies (primarily those of Western Europe). In order to manage foreign currency risks, the Company evaluates its procurement opportunities in local currency and enters into average rate basket options to cover the net exposure on anticipated cash flows. Realized and unrealized gains and losses on these contracts are included in the determination of net income. The notional value of these contracts at December 31, 1996, was $22 million. No contracts existed at December 31, 1995.

       As discussed in note 12, the Company purchases a significant component of its trailer and certain of its truck products from vendors in Japan. The exchange rate on the purchase commitments from one of these vendors is set at the time the Company enters into the purchase commitment.

       Assets and liabilities of foreign operations are translated at the rate of exchange in effect on the balance sheet date; revenue and expenses are translated at the average exchange rates in effect during the year. The resulting translation adjustments are reflected in the cumulative foreign currency translation adjustments in invested equity. Financial results of foreign operations in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in earnings along with transaction gains and losses for the period.

     Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to product warranty, pensions, and income taxes, based on currently available information. Changes in facts and circumstances may result in revised estimates.


     Impairment of Long-lived Assets and Long-lived Assets to be
     Disposed Of

       During the first quarter of 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. The adoption of SFAS 121 did not have a material effect on the results of operations.

       Subsequent to the acquisition of an intangible or other long-lived asset, the Company continually evaluates whether later events and circumstances indicate the remaining estimated useful life of that asset may warrant revision or that the remaining carrying value of such an asset may not be recoverable. If definitive cash flows are not available for a specific intangible or other long-lived asset, the Company evaluates recoverability of the specific business to which the asset relates. When factors indicate that an intangible or other long-lived asset should be evaluated for possible impairment, the Company uses an estimate of the related asset's undiscounted future cash flows over the remaining life of that asset in measuring recoverability. If such an analysis indicates that impairment has in fact occurred, the Company writes down the book value of the intangible or other long-lived asset to its fair value.

     Disclosure about Fair Value of Financial Instruments

       The carrying amount of the Company's financial instruments, consisting of cash and cash equivalents, short-term and long-term debt, approximate fair value due to their short maturity and variable interest rate features. The fair value of foreign exchange contracts is based on quoted market prices to terminate the contracts. At December 31, 1996 and 1995, the unrealized gain on these contracts was $440 and zero, respectively.

(3)   Related Party Transactions

       The Company is charged directly for the cost of certain services that Westinghouse provides to its business units and subsidiaries. These services can include information systems support and certain accounting functions, such as transaction processing, legal services, environmental affairs and human resources. Westinghouse centrally develops, negotiates, and administers the Company's insurance programs. The insurance includes broad all-risk coverage for real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general product liability, and other standard liability coverage. Westinghouse also maintains a program of self-insurance for workers' compensation in the U.S. Westinghouse charges its business units for all of the centrally administered insurance programs based in part on claims history. Specific liabilities for general and product liability, automobile and workers' compensation claims are included in the Company's financial statements.

       All of the charges for the corporate services described above are based on costs which directly relate to the Company or on a pro rata portion of Westinghouse's total costs for the services provided, on a basis that management believes is reasonable. However, management believes it is possible that the costs of these transactions may differ from those that would result from transactions among unrelated parties. For the years ended December 31, 1996, 1995, and 1994, charges for such services were approximately $14,300, $13,900, and $13,700, respectively.

       Employees of the Company also participate in various
       Westinghouse-sponsored employee benefit plans (see note 4).

       Westinghouse does not charge its divisions for the carrying costs related to its investment in such units (invested equity). Therefore, the Company's results of operations for each of the periods presented do not include any allocated interest charges from Westinghouse, and no portion of Westinghouse's debt is specifically related to the operations of the Company.

(4)   Employee Benefit Plans

       Substantially all the Company's employees are covered by defined benefit pension plans sponsored by the Company and Westinghouse. Most plan benefits are based on either years of service and compensation levels at the time of retirement or a formula based on career earnings. Pension benefits are paid primarily from trusts funded by Westinghouse and employee contributions. Westinghouse funds its qualified U.S. pension plans at amounts equal to or greater than the minimum funding requirements of the Employee Retirement Income Security Act (ERISA) of 1974. Substantially all plan assets are invested in equity and fixed income securities.

       Included in the following tables are the net periodic pension costs and funded status of the plans covering current and former employees of the Company. For purposes of preparing these financial statements, estimates were made of the assets and pension obligations for Company employees who participated in plans sponsored by Westinghouse. The plan assets have been allocated on a method that management believes would be in accordance with applicable ERISA requirements.

                                   Year ended December 31
                                  1996         1995       1994

    Service cost              $  3,107        2,996      4,267
    Interest cost on
      projected benefit
      obligation                 7,757        8,501      8,339
    Amortization of
      unrecognized net
      obligation                   163          175        175
    Amortization of
      unrecognized prior
      service benefit              (89)         (87)       (87)
    Amortization of
      unrecognized net loss      2,399        1,093      2,365
                                13,337       12,678     15,059

    Return on plan assets:
     Actual return on plan
       assets                   (7,431)     (11,022)    2,017
     Deferred gain (loss)        2,088        5,879    (8,310)
     Recognized return on
       plan assets              (5,343)      (5,143)   (6,293)

     Net periodic pension
      cost                   $   7,994        7,535     8,766


       Significant pension plan assumptions:

                                       1996    1995   1994

  Discount rate:
    Periodic pension cost              6.75%    8.50%   7.25%
    Pension benefit obligation         7.75%    6.75%   8.50%
   Compensation increase rate          4.00%    4.00%   4.00%
   Long-term rate of return
     on plan assets                    9.50%   9.75%   9.75%

       Based on the requirements of SFAS No. 87, Employers'
       Accounting for Pensions, the Company adjusts the discount rate to reflect current and expected-to-be available interest rates on high quality fixed income investments at the end of each year.

       The following table sets forth the funded status of the defined benefit plans and amounts recognized in the Company's balance sheet at December 31, 1996 and 1995:

                                         At December 31
                                      1996          1995

    Actuarial present value of
    benefit obligations:
     Vested                      $  (99,408)   $  (111,626)
     Nonvested                       (6,535)        (8,190)
       Accumulated benefit
          obligation               (105,943)      (119,816)

    Effect of projected
      future compensation
      levels                         (8,990)       (14,291)
    Projected benefit
      obligation for service
      rendered to date             (114,933)      (134,107)

    Plan assets at fair value        64,342         54,398
    Projected benefit
      obligation in excess
      of plan assets                (50,591)       (79,709)

    Unrecognized net loss            31,105         61,547
    Prior service benefit not
      yet recognized in net
      periodic pension cost          (4,111)        (5,162)
    Unrecognized net obligation       3,128          4,499
         Accrued pension cost       (20,469)       (18,825)

    Minimum pension liability       (21,132)       (46,593)

     Pension liability included
       in combined balance sheet $  (41,601)       (65,418)

       The Company participates in a Westinghouse-sponsored non-qualified supplemental pension plan that provides additional benefits to certain executives. For financial reporting purposes, this plan is treated as a non-funded pension plan. The unfunded accumulated benefit obligation under this plan included in the table above at December 31, 1996 and 1995, was $5,500 and $6,300, respectively.

       For financial reporting purposes, a pension plan is considered unfunded when the fair value of plan assets is less than the accumulated benefit obligation. When that is the case, a minimum pension liability is recognized for the sum of the unfunded amount plus any prepaid pension cost. In recognizing such a liability, an intangible asset is usually recorded up to the sum of the prior service cost not yet recognized and the unrecognized transition obligation. When the liability to be recognized is greater than the intangible asset limit, a charge is made to shareholders' equity for the difference, net of any tax effects.

       At December 31, 1996, a minimum pension liability of $21,132 was recognized for the sum of the unfunded amount of $41,601 less the accrued pension cost of $20,469. A charge to invested equity of $21,132 was reduced to $13,736 due to deferred tax effects of $7,396. As a result of the year-end 1996 remeasurement, invested equity was increased by $16,550 from December 31, 1995.

       At December 31, 1995, a minimum pension liability of $46,593 was recognized for the sum of the unfunded amount of $65,418 less the accrued pension cost of $18,825. A charge to invested equity of $46,593 was reduced to $30,286 due to deferred tax effects of $16,307. As a result of the year-end 1995 remeasurement, invested equity was decreased by $7,371 from December 31, 1994.

       The Company also participates in a Westinghouse-sponsored postretirement plan that provides defined medical, dental, and life insurance benefits for eligible retirees and dependents.

       Included in the following tables are the net periodic postretirement benefit costs and funded status of the plans covering current and former employees of the Company. For purposes of preparing these financial statements, estimates were made of the plan obligations of Company employees who participated in the Westinghouse-sponsored plan.

       The components of net periodic postretirement benefit cost follow:

                                              Year ended
                                             December 31
                                         1996     1995      1994

     Service cost                    $    600      800     1,300
     Interest cost on accumulated
       postretirement benefit
       obligation                       1,800    2,100     1,900
     Amortization of unrecognized
       net (gain) loss                      0     (300)      100

     Net periodic postretirement
       benefit cost                  $  2,400    2,600     3,300

       The assumptions used to develop the net periodic postretirement benefit cost and the present value of benefit obligations are shown below:

                                         At December 31
                                   1996      1995       1994

      Discount rate                 7.75%     6.75%      8.50%
      Health care cost trend rates 10.00%*   10.50%*    11.00%*
      Compensation increase rate    4.00%     4.00%      4.00%
       Long-term rate of return
         on plan assets             7.00%     7.00%     7.00%

      *At December 31, 1996, the rate was assumed to decrease ratably to 6% in 2004, decrease to 5.75% in 2005 and remain at that level thereafter. At December 31, 1995, the rate was assumed to decrease ratably to 5% in 2006, decrease to 4.75% in 2007 and remain at that level thereafter. At December 31, 1994, the rate was assumed to decrease ratably to 6.5% in 2003, and remain at that level thereafter.

       Net periodic postretirement benefit cost is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year.


       The funded status and amounts recognized in the Company's balance sheet at December 31, 1996 and 1995, were as follows:

                                               At December 31
                                               1996       1995

      Accumulated postretirement
      benefit obligation:
       Retirees                         $  (10,600)    (12,100)
       Fully eligible, active plan
        participants                        (1,500)     (1,700)
       Other active plan participants (13,900) (15,800) Total accumulated postretirement
             benefit obligation            (26,000)    (29,600)

      Unrecognized net loss                  3,900       9,000
      Unrecognized prior service
        benefit                             (2,300)     (2,900)
      Plan assets at fair value                300         200

      Accrued postretirement
              benefit cost              $  (24,100)    (23,300)

       The funded assets consist primarily of interest-bearing securities. The effect of a 1% annual increase in the assumed health care cost trend rates would increase the accumulated postretirement benefit obligation by approximately $572 and would increase net periodic postretirement benefit cost by approximately $79.

       Certain of the Company's non-U.S. subsidiaries have private and government-sponsored plans for postretirement benefits. The cost for these plans is not significant to the Company.

       The Company provides certain postemployment benefits to former or inactive employees and their dependents during the time period following employment but before retirement. At December 31, 1996 and 1995, the Company's liability for postemployment benefits totaled $1,000.


(5)   Income Taxes

       Thermo King is included in the consolidated federal income tax return of Westinghouse Electric Corporation. Income taxes are provided as if the Company had filed its return on a separate company basis. Valuation allowances related to deferred tax assets are evaluated based on management's assessment of the recoverability of the deferred tax assets on a separate company basis. It is the opinion of management that no valuation allowance is necessary at December 31, 1996 and 1995, related to the deferred tax assets of the Company.

       The components of income tax expense (benefit) at December 31, 1996, 1995 and 1994 are as follows:

                                          Year ended December 31
                                         1996        1995      1994

        Current:
         Federal                     $ 27,081      21,288    20,785
         State                          3,559       2,770     2,422
         Foreign                        7,836       6,670     5,060
           Total current income
               tax expense             38,476      30,728    28,267

        Deferred:
         Federal                         (932)      4,284    (3,561)
         State                           (125)        577      (479)
           Total deferred income
              tax expense (benefit)    (1,057)      4,861    (4,040)

         Total income tax
             expense                 $ 37,419      35,589    24,227

       The foreign portion of income before taxes was $65,308, $58,997, and $35,990, respectively, for 1996, 1995, and 1994.
       This income resulted from profits and losses generated from foreign operations. At December 31, 1996, cumulative undistributed earnings from foreign subsidiaries were $195 million. These undistributed foreign earnings are deemed to be permanently reinvested and, therefore, no deferred taxes have been recognized. It is not practical to estimate the amount of taxes that may become payable if such earnings were remitted.

       A substantial portion of the foreign income before taxes is generated through manufacturing operations in Ireland. Under Irish tax laws, the Company receives permanent tax relief afforded to Irish manufacturers.

       Income before taxes includes income of certain manufacturing operations in Puerto Rico, which are eligible for tax credits against U.S. federal income tax and partially exempt from Puerto Rican income tax under grants of industrial tax exemptions. These tax exemptions provided net tax benefits of $13,161 in 1996, $14,588 in 1995, and $14,361 in 1994. The
       exemptions expire at various dates from 2002 through 2007.

       Deferred income taxes result from U.S. temporary differences in the financial bases and tax bases of assets and liabilities. The types of differences that give rise to significant portions of deferred income tax liabilities are shown in the following table:

                                             At December 31
                                            1996        1995

       Deferred tax assets:
        Provisions for expenses and
          losses                        $  8,391       6,980
        Employee benefit obligations      16,915      25,523
            Total deferred tax assets     25,306      32,503

       Deferred tax liabilities:
        Plant and equipment               (4,577)     (3,920)
        Leasing activities                  (104)       (104)
        Other                               (730)       (730)
            Total deferred tax
              liabilities                 (5,411)     (4,754)

            Deferred income taxes       $ 19,895      27,749

       The following table reconciles the expected income tax expense, based upon a 35% statutory income tax rate, to the actual income tax expenses for each year:

                                        Year ended December 31
                                        1996     1995     1994

       Federal income tax expense at
         statutory rate                35.0%     35.0%     35.0%
       Increase (decrease) in tax
         resulting from:
         State income tax, net of
           federal effect               1.2       1.2       0.9
        Lower tax on Puerto Rican
           operations                  (7.3)     (8.3)     (10.4)
        Foreign rate differential      (8.3)     (8.0)      (5.5)
        Other differences, net          0.2       0.4       (2.4)

            Income tax expense         20.8%     20.3%      17.6%

(6)   Inventories

                                               At December 31
                                             1996          1995

       Raw materials                    $     3,175        4,752
       Work in process                       63,233       70,049
       Finished goods                        50,186       50,537
                                            116,594      125,338

       Recoverable engineering
         and other                            1,583        1,483

          Inventories                   $   118,177      126,821

(7)   Plant and Equipment

                                               At December 31
                                             1996        1995

       Land and buildings               $   41,018       38,489
       Machinery and equipment             153,638      132,952
       Construction in progress             14,007       19,018
       Plant and equipment, at cost        208,663      190,459

       Accumulated depreciation           (110,796)    (102,403)

          Plant and equipment, net      $   97,867       88,056

       For the years ended December 31, 1996, 1995, and 1994, depreciation expense totaled $12,175, $12,064, and $11,258, respectively.

(8)   Intangible and Other Noncurrent Assets

                                                 At December 31
                                               1996         1995

       Goodwill                         $    17,208         2,726
       Deferred tax assets                   12,339        21,607
       Other intangible assets                2,413         2,741
       Other                                    293           442

          Intangible and other
            noncurrent assets           $    32,253        27,516

       Goodwill and other acquired intangible assets are shown net of accumulated amortization of $4,732 at December 31, 1996, and $3,656 at December 31, 1995. The increase in goodwill in 1996 is primarily attributable to the acquisitions of Sabroe Reefer Cool and Thermal (see note 2).

(9)  Short-term Debt

       At December 31, 1996 and 1995, the Company had outstanding
       $6,458 and $12,056 in foreign bank borrowings, generally at interest rates ranging from 5% to 11.5%.

(10) Other Current Liabilities

                                              At December 31
                                             1996         1995

       Accrued employee compensation    $    14,352        14,892
       Accrued product warranty              26,249        29,567
       Accrued for employee benefit
         obligations                         13,000        13,000
       Accrued expenses                      27,874        28,432
       Accrued restructuring costs            2,701             0
       Other                                  5,214         1,954

           Other current liabilities    $    89,390        87,845

(11)      Changes in Invested Equity

                                  1996         1995        1994

       Balance at beginning
         of year              $  141,314     144,177     110,101

        Net income               140,830      138,965      113,404
        Minimum pension lia-
          bility adjustment       16,550      (7,371)      4,992
        Cumulative translation
          adjustment               9,013       1,914       6,519
        Disbursements to
          Westinghouse, net     (130,187)   (136,371)    (90,839)

       Balance at end of year $  177,520     141,314     144,177

(12)  Commitments and Contingencies

       The Company is involved in various litigation matters in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not result in judgments which, in the aggregate, would materially affect the Company's financial position.

       In the ordinary course of business, standby letters of credit and surety bonds are issued on behalf of the Company. At December 31, 1996, the Company had $8,533 outstanding under such obligations. Additionally, the Company's commitments for the purchase of plant and equipment at December 31, 1996, totaled $2,276.

       The Company sources all of the diesel engines that constitute a significant component of its trailer and certain of its truck products from two primary vendors in Japan. The products in which these engines are used account for the majority of the Company's sales. While the Company believes that it could locate alternative sources for these components in the event that its relationship with these suppliers were disrupted, the delays and costs associated with such a change would have a short-term adverse impact on the Company's operations. Historically, the Company has entered into long-term agreements with these vendors to attempt to ensure a reliable source of supply. At December 31, 1996, the Company had under such agreements commitments to purchase $51,854 through September 1997.

(13)  Leases

       The Company has commitments under operating leases for certain machinery and equipment and facilities used in various operations. Rental expense in 1996, 1995, and 1994 was $4,606, $4,190, and $3,961, respectively. These amounts include immaterial amounts for contingent rentals and sublease income.

       Minimum rental payments:
                                                       Lease
       At December 31, 1996                         obligations

       1997                                           $   3,194
       1998                                               2,470
       1999                                               1,816
       2000                                               1,871
       2001                                               1,817
       Subsequent years                                   1,462

       Minimum rental payments                         $ 12,630

(14)  Restructuring

       In 1996, the Company recorded a charge to operating profit of $5,587 relating to the closure of a manufacturing facility in the United Kingdom and exiting the heavy rail business. The majority of this charge relates to the costs of separating employees.

       The following is a reconciliation of the restructuring liability:

       Provision for restructuring                 $    5,587
       Cash expenditures                               (2,014)
       Noncash expenditures                              (872)

       Balance at December 31, 1996                $    2,701

(15) Segment Information

       The Company operates principally in one industry segment that includes the design, manufacture, and distribution of transport temperature control equipment. The Company does not derive more than 10% of its total revenue from any single customer. The following table presents certain financial information based on the geographic area where the sale originated:



                                   At or for the year ended
                                          December 31
                                  1996       1995        1994

       Revenues:
        United States         $ 572,802      659,066    591,625
        Europe, Africa, and
          Middle East           383,278      340,356    238,213
        Asia-Pacific             16,585       12,911      7,381
        Latin America            22,871       27,092     14,056

                              $ 995,536    1,039,425    851,275

       Operating profit
       (loss):
        United States         $ 114,750      115,826    102,118
        Europe, Africa, and
          Middle East            68,720       58,737     35,549
        Asia-Pacific              2,450        2,067        958
        Latin America            (3,579)       3,198      1,715

                              $ 182,341      179,828    140,340

       Identifiable assets at
       end of year:
        United States         $ 224,498      220,590    229,499
        Europe, Africa, and
          Middle East           150,934      140,661    118,587
        Asia-Pacific             15,620       14,527      8,264
        Latin America            16,669       18,965      9,985

                              $ 407,721      394,743    366,335

       U.S. export sales:
         Canada              $   25,816       23,459     27,179
         Europe, Africa, and      5,773        6,013      6,019
       Middle East
         Asia-Pacific            68,465       84,541     69,108
         Latin America           12,653        9,127     11,507

                             $  112,707      123,140    113,813



(16) Events (Unaudited) Subsequent to the Date of the Report of the Independent Auditor

       On September 15, 1997, Westinghouse signed a definitive agreement to sell the Company to Ingersoll-Rand Company for $2.56 billion in cash and the assumption of approximately $42 million in pension liabilities. The transaction is expected to close during the fourth quarter of 1997 upon receipt of regulatory approvals.


                        INGERSOLL-RAND COMPANY
                        THERMO KING CORPORATION
            INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS



               On October 31, 1997, Ingersoll-Rand Company (the company), purchased all of the outstanding shares of capital stock of Thermo King Corporation (Thermo King) together with other equity interests and assets related to Thermo King, from Westinghouse Electric Corporation, for an aggregate purchase price of approximately $2.56 billion. Thermo King designs, manufactures and distributes transport temperature control systems and service parts for a variety of mobile applications, including trailers, truck bodies, sea-going containers, buses and light rail cars.

               The purchase price, of approximately $2.56 billion, for the common stock of Thermo King has been preliminarily allocated to tangible and identifiable assets and liabilities of Thermo King based upon estimates of their respective values. These allocations will be subsequently adjusted based upon appraisals, valuations and other studies which will be conducted over the next several months; such final values may differ substantially from those shown herein.

               The pro forma financial statements should be read in conjunction with the Company's and Thermo King's historical financial statements. The pro forma information presented is for informational purposes only and it is not necessarily indicative of future earnings or financial position or of what the earnings and financial position would have been had the Company's acquisition of Thermo King been consummated at the beginning of the respective periods or as of the date for which such pro forma financial information is presented.


                             INGERSOLL-RAND COMPANY
                             PRO FORMA BALANCE SHEET
                                December 31, 1996
                            (In millions of dollars)
                                                                     Pro forma           Ingersoll-
                                 Ingersoll-        Thermo           Adjustments             Rand
                                       Rand          King        Debit      Credit        Pro forma
Assets
Current assets:
Cash and cash equivalents         $  184.1       $   3.3    $      --     $  80.9 (1)   $  106.5
Marketable securities                  8.0            --           --          --            8.0
Accounts and notes receivable      1,066.2         134.3           --          --        1,200.5
Inventories                          775.1         118.2         19.0 (2)      --          912.3
Prepaid expenses                      74.1          14.3           --          --           88.4
Assets held for sale                 265.7            --           --          --          265.7
Deferred income taxes                162.4           7.5           --         1.4 (5)      168.5
                                   2,535.6         277.6         19.0        82.3        2,749.9
Investments and advances:
Dresser-Rand Company                 152.6            --           --          --          152.6
Partially-owned equity companies     223.6            --           --          --          223.6
                                     376.2            --           --          --          376.2

Investment in Thermo King              --              --     2,550.8 (1) 2,550.8 (6)        --

Property, plant and equipment      2,103.7         208.7         43.0 (2)   110.8 (3)    2,244.6
Less-accumulated depreciation        958.3         110.8        110.8 (3)      --          958.3
                                   1,145.4          97.9        153.8       110.8        1,286.3
Intangible assets, net             1,178.0          19.6      2,373.0 (1+4)    --        3,570.6
Deferred income taxes                162.6          12.3         17.7 (5)      --          192.6
Other assets                         223.8           0.3          2.0 (2)      --          226.1
                                  $5,621.6        $407.7     $5,116.3    $2,743.9       $8,401.7
Liabilities and Equity
Current liabilities:
Accounts payable and accruals     $1,095.4        $159.9    $     --     $    2.0 (2)   $1,257.3
Loans payable                        162.3           6.7          --        303.0 (1)      472.0
Customers' advance payments           19.1           2.6          --           --           21.7
Income taxes                          13.4            --          --           --           13.4
                                   1,290.2         169.2          --        305.0        1,764.4
Long-term debt                     1,163.8           1.9          --      1,600.0 (1)    2,765.7
Postemployment liabilities           814.7          53.7          --         40.0 (3)      908.4
Other liabilities                    134.2           2.3          --         32.2 (1+2)    168.7
Minority interests                   127.9           3.0          --           --          130.9
Obligated mandatorily redeemable
preferred securities of subsidiary
holding solely debentures of I-R       --             --          --        600.0 (1)      600.0
Shareowners' equity:
Common stock                         220.6            --          --           --          220.6
Capital in excess of par value       143.5            --     2,400.4 (1+6)2,373.2 (2-5)    116.3
Earnings retained for use in
   the business                    1,869.6         177.1       177.1 (6)       --        1,869.6
                                   2,233.7         177.1     2,577.5      2,373.2        2,206.5
Less: Unallocated LESOP
        shares, at cost               55.6            --           --          --           55.6
      Treasury stock,
        at cost                       11.5            --           --          --           11.5
      Minimum pension
        liability adjustment            --          13.7           --        13.7 (6)         --
      Foreign currency
         equity adjustment            75.8         (14.2)       14.2 (6)       --           75.8
Shareowners' equity                2,090.8         177.6     2,591.7      2,386.9        2,063.6
                                  $5,621.6    $    407.7    $2,591.7     $4,964.1       $8,401.7


                        INGERSOLL-RAND COMPANY
                        THERMO KING CORPORATION
                   NOTES TO PRO FORMA BALANCE SHEET
                           December 31, 1996



NOTES: GENERAL COMMENT: The pro forma balance sheet at December 31,
      1996, reflects the pro forma adjustments required to present the acquisition of Thermo King, as if the acquisition took place on December 31, 1996.

     (1)Reflects the Company's investment in Thermo King for $2.56 billion plus acquisition costs estimated at $9.9 million, and the related financing thereof (including financing costs estimated at $33.1 million) which includes the issuance of $303.0 million in short-term debt, $1.6 billion of medium-term debt, $600 million of company obligated mandatorily redeemable preference securities of a subsidiary holding solely debentures of the company and approximately $100 million of available cash.

     (2)Reflects the adjustments to record inventories, property, plant and equipment and intangible assets at their estimated fair market value.

     (3)Reflects the adjustments to conform Thermo King's accounting policies to those of the company.

     (4)Reflects the appropriate goodwill adjustment relating to the acquisition of Thermo King.

     (5)Reflects the adjustment to record the tax effects related to the pro forma adjustments.

     (6)Reflects the elimination entry by the company for its investment in Thermo King.



                             INGERSOLL-RAND COMPANY
                          Pro Forma Statement of Income
                      For the year ended December 31, 1996
                (In millions of dollars except per share amounts)
                                                                 Pro forma        Ingersoll-
                              Ingersoll-      Thermo            Adjustments           Rand
                                   Rand         King         Debit      Credit    Pro forma

Net sales                       $6,702.9       $995.5     $     --      $  --       $7,698.4
Cost of goods sold               5,029.9        711.1         83.1(1,2,4,5)--        5,824.1
Administrative, selling and
  service engineering
  expenses                         989.5        102.1          0.5 (5)     --        1,092.1
Operating income                   683.5        182.3        (83.6)        --          782.2
Interest expense                  (119.9)        (1.3)      (171.9)(3,7)    --        (293.1)
Other income (expense), net          0.6         (1.0)        (4.0) (6)    --           (4.4)
Dresser-Rand income                 23.0           --           --         --           23.0
Minority interests                 (18.9)        (1.8)          --         --          (20.7)
Earnings before income taxes       568.3        178.2       (259.5)        --          487.0
Provision for income taxes         210.3         37.4           --       91.9 (8)      155.8
Net earnings                    $  358.0       $140.8      $(259.5)     $91.9         $331.2

Net earnings per common share      $2.22                                               $2.05

Outstanding shares           161,238,547                                         161,238,547


                        INGERSOLL-RAND COMPANY
                        THERMO KING CORPORATION
                  NOTES TO PRO FORMA INCOME STATEMENT
                 FOR THE YEAR ENDED DECEMBER 31, 1996

NOTES: GENERAL COMMENT: The pro forma income statement for the year 1996, reflects the pro forma income statement adjustments required to present the estimated combined results of the company and Thermo King, as if the acquisition of Thermo King took place on January 1, 1996.

       (1) Reflects the write-off of the inventory step-up to fair value over one turn of the inventory.

       (2) Reflects the additional depreciation on the fixed asset write-up to fair value and the additional amortization of the patents, etc.

       (3) Reflects the amortization of the debt issuance cost for the Thermo King acquisition.

       (4) Reflects the amortization of the goodwill from the Thermo King acquisition, which is being amortized over its estimated life of 40 years for book purposes.

       (5) Reflects the additional postemployment costs for conforming
           Thermo King's plans to the actuarial assumptions used by the company.

       (6) Reflects the lost interest income on funds used by the company for the Thermo acquisition.

       (7) Reflects the interest expense incurred by the company for the Thermo King acquisition. The interest expense was calculated for the first full year on a pro forma basis as follows:
               o for a period of 45 days, interest was calculated
                 at a rate of 6.25% on an outstanding loan balance of $2.503 billion,
               o for a period of 320 days, interest was
                 calculated at a rate of 6.5% on a loan balance of $303 million,
               o for a period of 320 days, interest was
                 calculated at a rate of 6.8% on a loan balance of $1.6 billion, and
               o for a period of 320 days, interest was
                 calculated at a rate of 6.5% on a balance of $600 million.

       (8) The tax benefits related to the pro forma adjustments included:
               o $64.3 million associated with interest expense,
               o $15.7 million with the deductible portion of
                 goodwill,
               o $7.2 million associated with the write-off of
                 the inventory step-up, and
               o $4.7 million associated with the remainder of
                 the pro forma adjustments.



                             INGERSOLL-RAND COMPANY
                             PRO FORMA BALANCE SHEET
                                  June 30, 1997
                            (In millions of dollars)
                                                                   Pro forma             Ingersoll-
                                Ingersoll-       Thermo           Adjustments                Rand
                                      Rand         King       Debit        Credit         Pro forma
Assets
Current assets:
Cash and cash equivalents         $  173.4       $  5.5   $      --        $   100.0 (1)   $   78.9
Marketable securities                  7.3           --          --               --            7.3
Accounts and notes receivable      1,216.8        154.9          --               --        1,371.7
Inventories                          811.7        120.1        19.0 (2)           --          950.8
Prepaid expenses                     132.6          9.1          --               --          141.7
Assets held for sale                  18.9           --          --               --           18.9
Deferred income taxes                176.7          7.5          --              1.4 (5)      182.8
                                   2,537.4        297.1        19.0            101.4        2,752.1
Investments and advances:
Dresser-Rand Company                 153.0           --          --               --          153.0
Partially-owned equity companies     212.5           --          --               --          212.5
                                     365.5           --          --               --          365.5

Investment in Thermo King               --           --     2,569.9 (1)      2,569.9 (6)         --

Property, plant and equipment      2,146.7        212.1        43.0 (2)        114.9 (3)    2,286.9
Less-accumulated depreciation        983.4        114.9       114.9 (3)           --          983.4
                                   1,163.3         97.2       157.9            114.9        1,303.5
Intangible assets, net             1,470.0         17.1     2,373.0 (1+4)         --        3,860.1
Deferred income taxes                146.2          9.4        17.7 (5)           --          173.3
Other assets                         221.3          0.3         2.0 (2)           --          223.6
                                  $5,903.7       $421.1    $5,139.5         $2,786.2        $8,678.1
Liabilities and Equity
Current liabilities:
Accounts payable and accruals     $1,236.5       $159.1    $     --         $    2.0 (2)    $1,397.6
Loans payable                        167.8          8.9          --            303.0 (1)       479.7
Customers' advance payments           18.2          1.4          --               --            19.6
Income taxes                          13.8           --          --               --            13.8
                                   1,436.3        169.4          --            305.0         1,910.7
Long-term debt                     1,164.9          1.7          --          1,600.0 (1)     2,766.6
Postemployment liabilities           825.8         48.5          --             40.0 (3)       914.3
Other liabilities                    116.8          1.8          --             32.2 (1+2)     150.8
Minority interests                   128.1          3.0          --               --           131.1
Obligated mandatorily redeemable
preferred securities of subsidiary
holding solely debentures of I-R        --           --          --            600.0 (1)       600.0
Shareowners' equity:
Common stock                         222.7           --          --               --           222.7
Capital in excess of par value       181.2           --     2,400.4 (1+6)    2,373.2 (2-5)     154.0
Earnings retained for use in
   the business                    2,014.6        196.0       196.0 (6)           --         2,014.6
                                   2,418.5        196.0     2,596.4          2,373.2         2,391.3
Less: Unallocated LESOP
        shares, at cost               47.5           --          --               --            47.5
      Treasury stock,
        at cost                       11.5           --          --               --            11.5
      Pension liability
        adjustment                      --          7.3          --              7.3 (6)          --
      Foreign currency
         equity adjustment           127.7         (8.0)        8.0 (6)           --           127.7
Shareowners'equity                 2,231.8        196.7     2,604.4          2,380.5         2,204.6
                                  $5,903.7   $    421.1    $2,604.4         $4,957.7        $8,678.1


                        INGERSOLL-RAND COMPANY
                        THERMO KING CORPORATION
                   NOTES TO PRO FORMA BALANCE SHEET
                             June 30, 1997



NOTES: GENERAL COMMENT: The pro forma balance sheet at June 30, 1997, reflects the pro forma adjustments required to present the acquisition of Thermo King, as if the acquisition took place on June 30, 1997.

      (1)Reflects the Company's investment in Thermo King for $2.56 billion plus acquisition costs estimated at $9.9 million, and the related financing thereof (including financing costs estimated at $33.1 million) which included the issuance of $303.0 million in short-term debt, $1.6 billion of medium-term debt, $600 million of company obligated mandatorily redeemable preference securities of a subsidiary holding solely debentures of the company and approximately $100 million of available cash.

      (2)Reflects the adjustments to record inventories, property, plant and equipment and intangible assets at their estimated fair market value.

      (3)Reflects the adjustments to conform Thermo King's accounting policies to those of the company.

      (4)Reflects the appropriate goodwill adjustment relating to the acquisition of Thermo King.

      (5)Reflects the adjustment to record the tax effects related to the pro forma adjustments.

      (6)Reflects the elimination entry by the company for its investment in Thermo King.


                             INGERSOLL-RAND COMPANY
                          Pro Forma Statement of Income
                     For the six months ended June 30, 1997
                (In millions of dollars except per share amounts)
                                                                 Pro forma         Ingersoll-
                              Ingersoll-       Thermo           Adjustments              Rand
                                    Rand         King        Debit        Credit    Pro forma

Net sales                       $3,476.8       $506.3     $     --       $   --       $3,983.1
Cost of goods sold               2,583.9        355.8         32.1 (1,2,4)   --        2,971.8
Administrative, selling and
  service engineering
  expenses                         516.7         53.7          0.2  (4)      --          570.6
Operating income                   376.2         96.8        (32.3)          --          440.7
Interest expense                   (57.0)        (0.5)       (85.4) (3,6)    --         (142.9)
Other income (expense), net         (6.6)         1.2         (2.0) (5)      --           (7.4)
Dresser-Rand income                  9.5           --           --           --            9.5
Minority interests                 (10.6)        (1.0)          --           --          (11.6)
Earnings before income taxes       311.5         96.5       (119.7)          --          288.3
Provision for income taxes         122.1         19.3           --         42.1 (7)       99.3
Net earnings                    $  189.4       $ 77.2      $(119.7)       $42.1         $189.0

Net earnings per share             $1.16                                                 $1.16

Outstanding shares           162,718,226                                           162,718,226


                        INGERSOLL-RAND COMPANY
                        THERMO KING CORPORATION
                  NOTES TO PRO FORMA INCOME STATEMENT
                FOR THE SIX MONTHS ENDED JUNE 30, 1997

NOTES: GENERAL COMMENT: The pro forma income statement for the first six months of 1997 reflects the pro forma income statement adjustments required to present the estimated combined results of the company and Thermo King, as if the acquisition of Thermo King took place on January 1, 1997.

       (1) Reflects the additional depreciation on the fixed asset write-up to fair value and the additional amortization of the patents, etc.

       (2) Reflects the amortization of the debt issuance cost for the Thermo King acquisition.

       (3) Reflects the amortization of the goodwill from the Thermo King acquisition, which is being amortized over its estimated life of 40 years for book purposes.

       (4) Reflects the additional postemployment costs for conforming Thermo King's plans to the actuarial assumptions used by the company.

       (5) Reflects the lost interest income on funds used by the company for the Thermo King acquisition.

       (6) Reflects the interest expense incurred by the company for the Thermo King acquisition. The interest expense was calculated for the first six months of 1997 on a pro forma basis as follows:
               o for a period of six months, interest was
                 calculated at a rate of 6.5% on a loan balance of $303 million,
               o for a period of six months, interest was
                 calculated at a rate of 6.8% on a loan balance of $1.6 billion, and
               o for a period of six months, interest was
                 calculated at a rate of 6.5% on a balance of $600 million.

       (7) The tax benefits related to the pro forma adjustments included:
               o $32.0 million associated with interest expense,
               o $7.8 million associated with the deductible
                 portion of goodwill, and
               o $2.3 million associated with the remainder of
                 the pro forma adjustments.

                             INGERSOLL-RAND COMPANY
          PRO FORMA COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Millions)

                                               For the Year Ended     For the Six Months
                                                December 31, 1996    Ended June 30, 1997
                                             Historical  Pro forma  Historical Pro forma
Fixed charges:
  Interest expense...........................   $122.4     $293.2     $ 58.2      $142.7
  Amortization of debt discount and expense..      1.5        4.3        0.7         2.1
  Rentals (one-third of rentals).............     22.4       23.9       12.3        13.1
  Capitalized interest.......................      4.6        4.6        1.4         1.4
Total fixed charges..........................   $150.9     $326.0     $ 72.6      $159.3

Net earnings.................................   $358.0     $331.2     $189.4      $189.0
Add:   Minority income (loss) of majority-
         owned subsidiaries..................     18.9       20.7       10.6        11.6
       Taxes on income.......................    210.3      155.8      122.1        99.3
       Fixed charges.........................    150.9      326.0       72.6       159.3
Less:  Capitalized interest..................      4.6        4.6        1.4         1.4
       Undistributed earnings (losses) from
         less than 50% owned affiliates......    (23.1)     (23.1)      11.5        11.5
Earnings available for fixed charges ........   $756.6     $852.2     $381.8      $446.3

Ratio of earnings to fixed charges ..........     5.01       2.61       5.26        2.80
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)................    $36.4     $ 36.4     $ 14.2      $ 14.2
    Less:  Amounts distributed...............     59.5       59.5        2.7         2.7
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........   $(23.1)    $(23.1)    $ 11.5      $ 11.5

Note: The pro forma ratios of earnings to fixed charges for the year ended December 31, 1996 and for the six months ended June 30, 1997, are based on the pro forma income statements filed herewith. The pro forma ratios presented are for information purposes only and they are not necessarily indicative of what the ratios would have been, had the Company's acquisition of Thermo King Corporation been consummated at the beginning of the respective periods.


                        INGERSOLL-RAND COMPANY
                             SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               INGERSOLL-RAND COMPANY
                                    (Registrant)


Date November 3, 1997           /S/ Gerard V. Geraghty
                               Gerard V. Geraghty
                               Vice President and Comptroller
                               (Principal Financial and
                                   Accounting Officer)






                        INGERSOLL-RAND COMPANY
                           INDEX TO EXHIBITS
                               (Item 7)

       Description

       (10) Stock Purchase Agreement, dated as of September 12, 1997, between Westinghouse Electric Corporation and the Registrant. (Incorporated herein by reference from the Registrant's Form 8-K, dated September 17, 1997.)

       (23) (i)Consent of KPMG Peat Marwick LLP

       (23) (ii)Consents of Price Waterhouse